Exhibit 99.1

News Release

Media Contact:
Vikki Kayne
301.986.9200 vkayne@first-potomac.com

FIRST POTOMAC REALTY TRUST TO SELL
INDUSTRIAL PORTFOLIO FOR $259 MILLION

BETHESDA, MD – (May 20th, 2013) – First Potomac Realty Trust (NYSE:FPO), a leading owner of office, business park and industrial properties in the greater Washington, D.C. area, today announced it has entered into two separate contracts to sell a portfolio of 24 industrial properties, which consists of approximately 4.3 million square feet. The aggregate sales price under the contracts is $259 million. The majority of the industrial portfolio, representing approximately 4.0 million square feet, is being sold to an affiliate of Blackstone Real Estate Partners VII (“Blackstone”) for a purchase price of $241.5 million. Following the acquisition, the properties being acquired by Blackstone will be managed by IndCor Properties – Blackstone’s national industrial portfolio company.

The 4.0 million square feet being sold to Blackstone is comprised of 23 institutional-quality industrial properties. Sixteen of those assets, representing approximately 2.6 million square feet, are located in Southern Virginia and the remaining seven are located in the Baltimore, Maryland and Washington, D.C. submarkets. Blackstone has secured the contract with a $15 million deposit. The transaction is expected to close by the end of the second quarter of 2013 subject to customary closing conditions.

I-66 Commerce Center, a 236,000 square foot property in Haymarket, Virginia, was sold separately to Corporate Office Properties Trust on May 7, 2013, for $17.5 million, and brings the aggregate sales price of the industrial portfolio to $259 million. The property was occupied by Engineering Solutions through March 31, 2013, and was vacant at the time of the sale.

“The industrial portfolio transaction was well executed by Eastdil, and brought in a substantial number of qualified buyers,” stated Nicholas Smith, Chief Investment Officer of First Potomac Realty Trust. “Thus far, the process has met all our expectations in regards to pricing, as well as secured a well-capitalized, quality buyer with the ability to close in a short period of time with limited contingencies.”

First Potomac announced the plan to sell the majority of its industrial portfolio in late January 2013 as part of the Company’s updated strategic and capital plan. The completion of the sale is expected to result in a portfolio with a greater concentration of high-quality office properties in the Washington, D.C. metropolitan area, as well as provide capital to improve balance sheet flexibility and support future growth initiatives.

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7600 Wisconsin Avenue, 11th Floor, Bethesda, MD 20814

tel 301.986.9200        fax 301.986.5554        www.first-potomac.com

The Company intends to use the proceeds from the sale of its industrial portfolio to repay outstanding debt, improve balance sheet flexibility and take advantage of future opportunities to acquire high-quality office properties in the Washington, D.C. region.

“The sale of the industrial portfolio is the most critical step in our strategy of repositioning our portfolio to focus on high-quality office properties in the region,” said Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust. “We believe the sale, combined with the targeted portfolio management initiatives we have implemented, positions us well for continued growth in the greater Washington, D.C. office sector.”

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and industrial properties in the greater Washington, D.C. region. As of March 31, 2013, the Company’s consolidated portfolio totaled approximately 14 million square feet. Based on annualized cash basis rent, the Company’s portfolio consists of 43% office properties, 34% business parks and 23% industrial properties. A key element of First Potomac’s overarching strategy is its dedication to sustainability. Nearly 1 million square feet of First Potomac property is LEED Certified, with the potential for another 1 million square feet in future development projects. Approximately half of the portfolio’s multi-story office square footage is LEED or Energy Star Certified and 81% of First Potomac’s Washington, DC portfolio is Energy Star Certified. FPO common shares (NYSE:FPO) and preferred shares (NYSE:FPO-PA) are publicly traded on the New York Stock Exchange. For more information, please visit www.first-potomac.com.

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7600 Wisconsin Avenue, 11th Floor, Bethesda, MD 20814

tel 301.986.9200        fax 301.986.5554        www.first-potomac.com

Forward-Looking Statements

The forward-looking statements contained in this press release, including statements regarding the pending sale of the Company’s industrial properties and the use of the proceeds from such pending sale, are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions and, if applicable, dispositions, on acceptable terms; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to maintain financial covenant compliance under its debt agreements; the Company’s ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; the impact of the recent internal investigation, including any remedial actions and enhancement measures implemented in response to the internal investigation; any impact of the informal inquiry initiated by the U.S. Securities and Exchange Commission (the “SEC”); the Company’s ability to obtain debt and/or financing on attractive terms, or at all; and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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7600 Wisconsin Avenue, 11th Floor, Bethesda, MD 20814

tel 301.986.9200        fax 301.986.5554        www.first-potomac.com